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                                                                    Exhibit 12.1

              Computation of Pro Forma Ratio of Earnings to Fixed
               Charges for the 12 months ended September 30, 2001

                                  (Unaudited)

      Pre-tax income (loss) from continuing operations              $  (951,030)

      Fixed Charges:
                  Interest payments                                  17,844,453
                  Amortization of debt issuance costs                 1,350,000
                  Amortization of debt discount                       1,272,000
                  Interest component of rental payments                 577,343

      Total fixed charges                                            21,043,796

      Pre-tax income plus fixed charges                              20,092,205

      Ratio of earnings to fixed charges                                    1.0


Note: For the twelve months ended September 30, 2001, earnings are inadequate to cover fixed charged. The amount of the shortfall is 951,030.